                                                                       Exhibit 5









Fourth Shift Corporation
7900 International Drive
International Plaza
Suite 450
Bloomington, MN 55420


               RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

                    In connection with the Registration Statement on Form S-8 filed by FOURTH SHIFT Corporation (the "Company") with the Securities and Exchange Commission on or about the date hereof, relating to the registration of 500,000 shares of its Common Stock, $.01 par value, which may be issued pursuant to the exercise of options or other common stock rights granted or which may be granted under the Company's 1994 Employee Stock Purchase Plan (the "Plan"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

                    1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

                    2. The 500,000 shares which may be issued by the Company under the Plan will be, when issued and paid for as described in the Registration Statement, validly issued, fully paid and non-assessable.

                    We hereby consent to the filing of this opinion as an
Exhibit 5 to the Registration Statement.

Dated:  July 21, 1998
                                                  Very truly yours,



                                                  DORSEY & WHITNEY LLP